Exhibit 99.1

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information: Jeryl Desjarlais Communications Manager (800) CELADON Ext. 7070 (317) 972-7070 Direct jdesjarlais@celadongroup.com	FOR IMMEDIATE RELEASE November 3, 2010

CELADON GROUP ANNOUNCES EXECUTIVE TEAM CHANGES

INDIANAPOLIS – Celadon Group, Inc. (NYSE: CGI) today announced changes to its executive team. The changes are effective immediately.

Paul Will has been appointed Vice Chairman, President, and Chief Operating Officer. Mr. Will previously served as Vice Chairman and Chief Financial Officer. Chairman and Chief Executive Officer, Steve Russell, said: "The Board of Directors is pleased to take the next step in the succession planning process we began three years ago. Paul has provided significant leadership for the organization for 17 years and through several economic cycles. We believe Paul's industry knowledge and financial acumen will serve the Company well in what has become a constantly evolving and fast-paced transportation marketplace."

Chris Hines has been appointed Executive Vice President of Sales and Marketing. Mr. Hines previously had served as President and Chief Operating Officer. Mr. Russell commented: "Chris has contributed greatly to Celadon's ability to successfully navigate the challenging conditions in the trucking industry over the past three years. Given the rapid shifts in supply and demand over the past several years and our intense focus on allocating assets to the right markets, our team decided that dedicating Chris's efforts to sales and marketing would be best for the Company. We appreciate Chris's willingness to lead in this more focused role."

Jonathan Russell has been named President of the Company’s asset-light business units, which include TruckersB2B, Celadon Dedicated Logistics, and the Company’s truckload brokerage and cross-border LTL business between the United States and Mexico.   Jon had previously served as an Executive Vice President over the same business units.  The Board of Directors felt a title change was warranted based on the increasing size of the asset-light businesses and the importance of these businesses to the Company’s strategy. Jon has been with the Company since 2000.

The Company also announced promotions in the finance and accounting department and division of the Chief Financial Officer role into separate Principal Accounting Officer and Principal Financial Officer positions. Bart Middleton has been appointed Vice President and Principal Accounting Officer. Mr. Middleton graduated from Indiana University in 1993 with a bachelor's degree in business. Prior to joining Celadon, Mr. Middleton worked as an auditor for Deloitte & Touche. Mr. Middleton is a CPA. Eric Meek has been appointed Vice President, Treasurer, and Principal Financial Officer. Mr. Meek graduated from Franklin College in 2002 with a bachelor's degree in accounting. Prior to joining Celadon, Mr. Meek worked as an auditor for Ernst & Young.

Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, primarily provides long-haul, full-truckload freight service across the United States, Canada and Mexico. The company also owns TruckersB2B Inc. (www.truckersb2b.com) which provides cost savings to member fleets; Celadon Dedicated Services, which provides supply chain management solutions, such as warehousing and dedicated fleet services; and Celadon Brokerage Services.

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